Exhibit 99.1
HMH Holding Inc. Announces Third Quarter 2026 Results
HOUSTON, November 4, 2026 – HMH Holding Inc. (“HMH” or the “Company”) (NASDAQ: HMH) today announced financial and operational results for the third quarter of 2026.
Third Quarter Highlights
•Revenue of $171.1 million, down 21% compared to the third quarter of 2025 and substantially flat compared to the second quarter of 2026.
•Net income attributable to HMH of $5.0 million, compared to net income of $16.2 million in the third quarter of 2025 and net income of $5.0 million in the second quarter of 2026.
•Orders of $191 million, up 12% compared to the third quarter of 2025 and down 7% compared to the second quarter of 2026, resulting in book-to-bill of 1.12x.
•Adjusted EBITDA of $38.2 million, down 3% compared to the third quarter of 2025 and up 13% compared to the second quarter of 2026.
•Completed acquisition of Deepwater Riser Services for $14.5 million.
Financial Summary
HMH reported revenue for the third quarter of 2026 of $171.1 million, down 21% compared to the third quarter of 2025 and substantially flat compared to the second quarter of 2026. The year-over-year decrease was driven by lower volume across all three product lines, product, service and spare parts. Sequentially, higher service activity was offset by lower product and spare parts revenue.
Adjusted EBITDA in the third quarter of 2026 was $38.2 million, down 3% compared to the third quarter of 2025 and up 13% compared to the second quarter of 2026. Adjusted EBITDA Margin was 22.3%, compared to 18.2% in the third quarter of 2025 and 19.8% in the second quarter of 2026.
Orders for the quarter were $191 million, up 12% year-over-year and down 7% sequentially, resulting in book-to-bill of 1.12x. Year-over-year order growth was primarily driven by services. Quarter-over-quarter order decrease was due to decreases in product and spares orders.
HMH Holding Inc.’s Chief Executive Officer, Eirik Bergsvik, stated: “Equipment order activity remained below our expectations in the third quarter as several larger equipment and upgrade opportunities shifted to later periods. Customer contract awards took longer than anticipated, narrowing execution windows for certain projects, while customers remained disciplined in their capital deployment. Importantly, we have not seen these opportunities disappear and continue to see a healthy pipeline across our installed base. Stronger service activity, favorable business mix, and disciplined cost execution provide resilience as we navigate this near-term variability and position the business for the next phase of market activity.
“Looking ahead, we are taking deliberate actions to strengthen HMH’s competitive and financial position as these opportunities convert. We are maintaining critical equipment capabilities, investing in long-lead materials to improve delivery readiness and cost positioning, and expanding our aftermarket platform through the acquisition of Deepwater Riser Services. As part of this strategy, we are consolidating our U.S. Gulf riser operations in Houma, Louisiana, creating a more focused and efficient operating footprint while expanding our riser inspection, recertification, refurbishment, and storage capabilities. We remain confident in the underlying deepwater fundamentals and believe HMH is well positioned to benefit from the opportunities developing into 2027. Continued Middle East disruptions and rig reactivation delays remain near-term headwinds, but our focus remains firmly on disciplined execution, strengthening our market position and converting our opportunity pipeline into profitable growth.”
Operational and Financial Results
Revenue, Cost of Sales, and Gross Operating Margin
Revenue for the third quarter of 2026 was $171.1 million, down 21% compared to the third quarter of 2025 and substantially flat compared to the second quarter of 2026. Product revenue decreased 69% year-over-year and 19% sequentially, reflecting both a lower order intake and backlog of equipment orders and delays in the Middle East due to the ongoing conflict in the region. Service revenue decreased 7% year-over-year due to lower contract services agreement activity partially offset by stronger digital technology and repair volume. Service revenue increased 9% sequentially driven by increased demand for repairs and field services. Spare parts revenue decreased 2% year-over-year and 6% sequentially. The year-over-year and sequential decreases reflect the pace of order intake and regional mix.
Total cost of sales decreased by $44.5 million, or 28%, to $112.9 million in the third quarter of 2026, compared to $157.4 million in the third quarter of 2025. Cost of sales as a percentage of revenue decreased to 66% in the third quarter of 2026 compared to 72% in the third quarter of 2025. Gross margin increased to 34%, up 6% year-over-year and down 2% sequentially, driven by revenue mix, continued cost optimization efforts, and execution focus.
Selling, General and Administrative Expenses
Selling, general and administrative expenses were $33.9 million in the third quarter of 2026, compared to $31.4 million in the third quarter of 2025 and $60.4 million in the second quarter of 2026. The year-over-year increase is due to the recognition of stock-based compensation expense and transaction costs in the current period. The quarter-over-quarter decrease is primarily due to the recognition of stock-based compensation expense upon IPO in the prior quarter.
Order Intake, Adjusted EBITDA, Adjusted EBITDA Margin and Free Cash Flow
Orders for the quarter were $191 million, up 12% compared to the third quarter of 2025 and down 7% compared to the second quarter of 2026. Orders exceeded revenue in the quarter, resulting in book-to-bill of 1.12x. Product order intake was $16 million, flat year-over-year and decreased 27% sequentially. The sequential decrease was driven primarily by lower pressure control equipment partially offset by higher topside equipment orders. Service order intake was $115 million, up 16% year-over-year and down 3% sequentially. The year-over-year increase was driven by strong repair and field service volume, while the sequential decrease was primarily due to lower digital technology orders following strong prior-quarter activity. Spare parts order intake was $60 million, up 7% year-over-year and down 8% sequentially. The year-over-year increase was driven by European demand offset by reduced Middle East demand. Sequentially, the decrease was driven by lower pressure control spares demand offset by higher topside spares demand.
Net income attributable to HMH was $5.0 million in the quarter. Adjusted EBITDA in the quarter was $38.2 million, down 3% year-over-year and up 13% sequentially. The year-over-year decrease is attributable to lower product volume, in part due to the ongoing Middle East conflict, offset by higher services volume. The sequential increase in Adjusted EBITDA is driven by higher service volumes, continued execution on cost efficiencies, and lower variable compensation expense reflecting updated expectations for full-year performance. Adjusted EBITDA Margin was 22.3%, compared to 18.2% in the third quarter of 2025 and 19.8% in the second quarter of 2026. Likewise, the Adjusted EBITDA Margin favorability was due to revenue mix, cost efficiencies, and lower variable compensation expense.
Cash flow used in operating activities was $6.2 million, and Free Cash Flow was negative at $11.6 million in the quarter. Capital expenditures and development costs during the quarter were $5.4 million, primarily supporting aftermarket capabilities, service reliability, and ongoing product development initiatives. HMH ended the quarter with $90.1 million of cash and cash equivalents and approximately $165 million of total liquidity, inclusive of the revolving credit facility. HMH has no long-term debt maturity until June 2028.
For the nine months ended September 30, 2026, the revenue and Adjusted EBITDA impact of the Middle East conflict is roughly $17 million and $8 million, respectively.
Conference Call Details
The Company has scheduled a conference call on November 5, 2026, at 8:00 am Central Time to discuss its results for the third quarter of 2026. To access the conference call, participants may dial (800) 715-9871 for U.S. participants or (646) 307-1963 for international participants and use Conference ID: 2200998. Participants may listen to the call through a webcast link posted in the Investors section of HMH’s website. A replay of the conference call will be made available on the website following the conclusion of the live call.
About HMH
HMH is a leading provider of highly engineered, mission-critical equipment solutions, providing customers with a comprehensive portfolio of drilling equipment, services and systems utilized in oil and gas drilling operations, both offshore and onshore. HMH’s global reach, technical expertise and innovative product offerings, coupled with its integrated operations from manufacturing to aftermarket services, allow HMH to provide customers with first-class technology, engineering, and project management services through the entire asset lifecycle of the equipment it provides. In addition, HMH is growing its portfolio of products and services to adjacent industries, such as mining. The complexity and criticality of HMH’s installed equipment drive customers to choose HMH for their aftermarket support, particularly in the offshore environment, which is subject to extensive regulation. For more information, please visit HMH’s website at www.hmhw.com.
Non-GAAP Financial Measures
This press release includes certain non-GAAP financial measures, including Adjusted EBITDA, Adjusted EBITDA Margin and Free Cash Flow.
We use Adjusted EBITDA and Adjusted EBITDA Margin as one of the indicators to evaluate and compare the results of our operations from period to period by removing the effect of our capital structure and certain non-recurring items. We define Adjusted EBITDA as net income before interest expense, net, income tax expense, depreciation and amortization, share-based compensation, IPO listing related cost and, when applicable, other items. Management does not consider these items to be indicative of our ongoing operating performance measure, and such items include, but are not limited to, restructuring and foreign exchange currency (gain) loss. We track Adjusted EBITDA on an absolute dollar basis and as a percentage of revenue, which we refer to as Adjusted EBITDA Margin. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by revenue. We believe that Adjusted EBITDA is a supplemental measurement tool used by analysts and investors to evaluate overall operating performance, ability to pursue and service possible debt opportunities and possible future investment opportunities. In addition, we believe that Adjusted EBITDA Margin is a supplemental measurement tool used by analysts and investors to evaluate profitability of sales. Adjusted EBITDA does not represent funds available for our discretionary use and is not intended to represent or to be used as a substitute for net income, as measured in accordance with generally accepted accounting principles in the United States of America ("GAAP"). The items excluded from Adjusted EBITDA and Adjusted EBITDA Margin, but included in the calculation of reported net income, are significant components of the consolidated statements of income and must be considered in performing a comprehensive assessment of overall financial performance. We believe that the disclosure of Adjusted EBITDA and Adjusted EBITDA Margin offers additional financial metrics that, when coupled with the GAAP results and the reconciliation to GAAP results, provide a more complete understanding of our results of operations and the factors and trends affecting our business.
We use Free Cash Flow to evaluate our liquidity to provide flexibility and optionality to achieve our broader capital allocation strategy. We define Free Cash Flow as cash flow from operations minus purchases of property and equipment and development costs and excluding the impact of one time non-cash IPO related expenses. Management believes that Free Cash Flow is a meaningful indicator of liquidity that provides information to our management and investors about the amount of cash generated from operations, after purchases of property and equipment that can be used for investment in our business and for acquisitions as well as to strengthen our balance sheet. Free Cash Flow has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of other GAAP financial measures, such as net cash provided by (used in) operating activities. Free Cash Flow does not reflect our ability to meet future contractual commitments and may be calculated differently by other companies in our industry, limiting its usefulness as a comparative measure.
These non-GAAP measures are reconciled to the most directly comparable GAAP measures in the accompanying tables and should not be considered as alternatives to GAAP results.
Forward-Looking Statements
The information in this press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally relate to expectations, beliefs, future events, future expected business, or our future financial or operating performance and prospects, and include statements regarding business plans, objectives and expected operating results. When used in this press release, words such as “may,” “could,” “should,” “will,” “plan,” “project,” “forecast,” “guidance,” “outlook,” “budget,” “predict,” “pursue,” “target,” “seek,” “objective,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” the negative of these terms and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Forward-looking statements are based on management’s current expectations and assumptions, and are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, actual results could differ materially from those indicated in these forward-looking statements. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in HMH’s filings with the Securities and Exchange Commission (the “SEC”), including the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in HMH’s final prospectus filed with the SEC on April 1, 2026 and subsequent Quarterly Reports on Form 10-Q. HMH undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release, except as required by law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.
Investors and others should note that we may announce material information using SEC filings, press releases, public conference calls, webcasts and the Investors section of HMH’s website. We may use these channels to distribute material information about HMH; therefore, we encourage investors, the media, business partners and others interested in HMH to review the information posted on HMH’s website. The information on HMH’s website is not part of, and is not incorporated into, this press release.

Company Contact
Katina Hargett
Investor Relations
HMH Holding Inc.
+1 (281) 371-4985
investorrelations@hmhw.com

HMH Holding Inc.
Comparative Condensed Consolidated Statements of Income
(Unaudited)

	Third Quarter 2026	Third Quarter 2025	Second Quarter 2026

	(in thousands)
Revenue
Service revenue	$97,128	$104,838	$89,072
Product revenue	16,705	53,954	20,027
Spare parts revenue	57,202	58,186	61,163
Related party revenue	45	193	560
Total revenue	171,080	217,171	170,822
Operating expenses
Cost of services sold	63,733	71,737	58,766
Cost of goods sold – products	19,905	52,441	16,527
Cost of goods sold – spare parts	29,288	33,227	34,231
Total cost of sales	112,926	157,405	109,524
Selling, general and administrative expenses	33,928	31,361	60,354
Research and development expenses	222	98	771
Restructuring and other expenses	2,174	104	5,004
Total operating expenses	149,250	188,968	175,653
Operating income (loss)	21,830	28,203	(4,831)
Foreign currency gain (loss), net	(113)	74	(591)
Other non-operating income (loss), net	(441)	229	(158)
Interest income (expense), net	(3,759)	(8,334)	(3,945)
Income (loss) before income taxes	17,517	20,172	(9,525)
Income tax (expense) benefit	(7,176)	(4,343)	4,506
Net income (loss)	10,341	15,829	(5,019)
Less: Net income (loss) attributable to non-controlling interests	5,358	(357)	(9,995)
Net income attributable to HMH Holding Inc.	$4,983	$16,186	$4,976

HMH Holding Inc.
Comparative Condensed Consolidated Balance Sheets
(Unaudited)

	September 30, 2026	December 31, 2025

	(in thousands)
Assets
Current assets
Cash and cash equivalents	$90,073	$96,585
Other current assets	586,300	532,625
Property, plant and equipment, net	195,372	200,818
Other assets	527,667	527,676
Total assets	$1,399,412	$1,357,704
Liabilities and equity
Total current liabilities	238,051	223,639
Long-term debt, net	196,727	195,636
Long-term debt, net—related party	—	143,732
Other long-term liabilities	106,259	94,245
Total liabilities	541,037	657,252
Total equity	858,375	700,452
Total liabilities and shareholders’ equity	$1,399,412	$1,357,704

HMH Holding Inc.
Comparative Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Third Quarter 2026	Third Quarter 2025	Second Quarter 2026

	(in thousands)
Cash flows from operating activities
Net income (loss)	$10,341	$15,829	$(5,019)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	10,640	10,884	11,066
Share-based compensation expense	2,343	—	22,775
Amortization of borrowing costs	364	461	409
Restructuring and other expenses	203	—	—
Deferred tax expense (benefit)	2,319	(991)	(8,643)
Payment-in-kind interest	—	2,660	65
Provision for bad debt expense	423	13,157	184
Provision for inventory write-down	619	3,582	1,609
Net cash provided by (used in) operating activities before changes in operating assets and liabilities	27,252	45,582	22,446
Changes in operating assets and liabilities	(33,441)	(9,082)	(4,577)
Net cash provided by (used in) operating activities	(6,189)	36,500	17,869
Cash flows from investing activities
Purchase of property, plant and equipment	(1,727)	(1,746)	(1,166)
Development costs	(3,678)	(3,326)	(4,082)
Acquisition of business, net of cash	(14,499)	—	—
Net cash provided by (used in) investing activities	(19,904)	(5,072)	(5,248)
Cash flows from financing activities
Issuance of common stock in initial public offering (IPO), net of underwriting discount	—	—	210,670
Purchase of HMH B.V. voting shares from Principal Stockholders	—	—	(39,480)
Redemption under exchange agreement with Principal Stockholders	—	—	(12,894)
Deferred IPO costs paid	(417)	—	(10,380)
Repayment of long-term debt, net—related party	—	—	(137,099)
Proceeds from issuance of revolving credit facilities	—	25,702	—
Repayment of revolving credit facilities	(745)	(38,000)	—
Purchase of treasury shares	(2,198)	—	(4,888)
Net cash provided by (used in) financing activities	(3,360)	(12,298)	5,929
Effect of foreign exchange rate on cash and cash equivalents	(179)	(935)	(142)
Net increase (decrease) in cash and cash equivalents	(29,632)	18,195	18,408
Cash and cash equivalents beginning of period	119,705	38,413	101,297
Cash and cash equivalents end of period	$90,073	$56,608	$119,705

HMH Holding Inc.
Reconciliation of Net Income (Loss) to Adjusted EBITDA and Adjusted EBITDA Margin

	Third Quarter 2026	Third Quarter 2025	Second Quarter 2026

	(in thousands)

Net income (loss)	$10,341	$15,829	$(5,019)
Add: Interest expense, net	3,759	8,334	3,945
Income tax expense	7,176	4,343	(4,506)
Depreciation and amortization	10,640	10,884	11,066
Share-based compensation	2,343	—	22,775
Restructuring and other expenses	2,174	104	5,004
Foreign currency (gain) loss, net	113	(74)	591
IPO listing and acquisition related costs	1,640	—	—
Adjusted EBITDA	$38,186	$39,420	$33,856
Net income (loss) as a % of revenue	6.0%	7.3%	(2.9)%
Adjusted EBITDA Margin (a)	22.3%	18.2%	19.8%
(a).Calculated as a percentage of total revenue.

HMH Holding Inc.
Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

	Third Quarter 2026	Third Quarter 2025	Second Quarter 2026

	(in thousands)
Net cash provided by (used in) operating activities	$(6,189)	$36,500	$17,869
Add: Purchases of property and equipment	(1,727)	(1,746)	(1,166)
Development costs	(3,678)	(3,326)	(4,082)
Non-cash IPO related settlement	—	—	9,541
Free Cash Flow	$(11,594)	$31,428	$22,162